EXHIBIT 99.(a)(1)(i)

OFFER TO PURCHASE FOR CASH (THE “OFFER”)

BY

SPECIAL OPPORTUNITIES FUND, INC. (THE “FUND”)
615 East Michigan Street
Milwaukee, Wisconsin  53202
(877) 607-0414

UP TO 1,250,000 OF ITS ISSUED AND OUTSTANDING
SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE
(THE “SHARES”)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 1, 2022, UNLESS THE OFFER IS EXTENDED.

THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, COLLECTIVELY CONSTITUTE THE OFFER) ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT ARE SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. IN ACCORDANCE WITH THE RULES OF THE COMMISSION, THE FUND MAY PURCHASE ADDITIONAL SHARES NOT TO EXCEED 2% OF THE OUTSTANDING SHARES (APPROXIMATELY 254,259 SHARES) WITHOUT AMENDING OR EXTENDING THE OFFER.  IN THE EVENT THAT THE OFFER IS OVERSUBSCRIBED, THE BOARD OF DIRECTORS (THE “BOARD”), IN ITS SOLE DISCRETION, MAY (I) PURCHASE ALL OF THE SHARES TENDERED, INCLUDING SHARES IN EXCESS OF THE LIMITATION, BY AMENDING OR EXTENDING THE OFFER OR (II) PURCHASE SHARES PRO RATA AMONG TENDERING STOCKHOLDERS IN PROPORTION TO THE NUMBER OF SHARES TENDERED TO THE FUND BY EACH SUCH STOCKHOLDER.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND.

IMPORTANT INFORMATION

Any common stockholder of the Fund (“Stockholder”) desiring to tender any portion of his or her Shares should either:

(1) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, and deliver the Letter of Transmittal with his or her certificates for the tendered Shares if such Stockholder has been issued physical certificates, signature guarantees for all uncertificated Shares being tendered, and any other required documents to American Stock Transfer & Trust Company, LLC (the “Depositary”); or

(2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her.

Any Stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender Shares so registered.
i

Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to U.S. Bank Global Fund Services (the “Administrator”), in the manner set forth on the last page of this Offer to Purchase.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.

NEITHER THE FUND NOR THE BOARD NOR BULLDOG INVESTORS, LLP (THE “ADVISER”) MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, ITS BOARD OR THE ADVISER AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OR THE ADVISER. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

March 4, 2022

ii

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET	1

1	Purchase Price; Number of Shares; Termination Date.	4
2	Acceptance for Payment and Payment for Shares.	5
3	Procedure for Tendering Shares.	6
4	Rights of Withdrawal.	8
5	Source and Amount of Funds; Effect of the Offer.	8
6	Purpose of the Offer; Plans or Proposals of the Fund.	10
7	NAV and Market Price Range of Shares; Dividends.	10
8	Certain United States Federal Income Tax Consequences.	11
9	Financial Statements.	14
10	Certain Information Concerning the Fund and the Fund’s Investment Adviser.	14
11	Interest of Directors and Officers; Transactions and Arrangements Concerning the Shares.	16
12	Certain Legal Matters; Regulatory Approvals.	16
13	Certain Conditions of the Offer.	17
14	Fees and Expenses.	17
15	Miscellaneous.	17
16	Additional Information.	18
17	Contacting the Depositary and the Administrator.	18

iii

SUMMARY TERM SHEET

 THIS SUMMARY TERM SHEET HIGHLIGHTS CERTAIN INFORMATION CONCERNING THIS OFFER TO PURCHASE. TO UNDERSTAND THE OFFER FULLY AND FOR A MORE COMPLETE DISCUSSION OF THE TERMS AND CONDITIONS OF THE OFFER, YOU SHOULD READ CAREFULLY THIS ENTIRE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL.

 What Is The Tender Offer?

The Fund is offering to purchase up to 1,250,000 of its outstanding Shares for cash at a price per share (“Purchase Price”) equal to 97% of the per Share net asset value as of the close of regular trading on the New York Stock Exchange (the “NYSE”) on April 1, 2022, or if the Offer is extended, on the date to which the Offer is extended, upon specified terms and subject to conditions as set forth in the tender offer documents.

 When Will The Tender Offer Expire, And May The Offer Be Extended?

The tender offer will expire at 5:00 p.m., New York City time, on April 1, 2022, unless extended. The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offer otherwise would have expired.  See Section 1 of this Offer to Purchase.

 What Is The Net Asset Value Per Fund Share As Of A Recent Date?

On February 22, 2022, the net asset value per Share was $15.74. See Section 7 of this Offer to Purchase for additional information regarding net asset values and market prices. The net asset value is available on the Fund’s website (http://www.specialopportunitiesfundinc.com) every Friday (except holidays) and the last business day of every month. During the pendency of the tender offer, current net asset value quotations can also be obtained by calling the Fund’s toll free number at (877) 607-0414.

 Will The Net Asset Value Be Higher Or Lower On The Date That The Price To Be Paid For Tendered Shares Is To Be Determined?

No one can predict the net asset value on a future date, but you should realize that the net asset value on the date the Purchase Price for tendered Shares is to be determined may be higher or lower than the net asset value on February 22, 2022.

 How Do I Tender My Shares?

If your Shares are registered in your name, you should obtain and read the tender offer materials, including this Offer to Purchase and the related Letter of Transmittal, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Depositary, in proper form before 5:00 p.m., New York City time, on April 1, 2022 (unless the tender offer is extended by the Fund, in which case the new deadline will be stated in the public announcement of the extension). If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in street name), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your Shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary by April 1, 2022 (or if the Offer is extended, the termination date as extended). See Section 3 of this Offer to Purchase.

 Is There Any Cost To Me To Tender?

No fees or commission will be payable to the Fund in connection with the Offer.  However, brokers, dealers or other persons may charge Stockholders a fee to tender their Shares pursuant to this Offer. See the Letter of Transmittal.

 May I Withdraw My Shares After I Have Tendered Them And, If So, By When?

Yes, you may withdraw your Shares at any time prior to 5:00 p.m., New York City time, on April 1, 2022 (or if the Offer is extended, at any time prior to 5:00 p.m., New York City time, on the new termination date). Withdrawn Shares may be re-tendered by following the tender procedures before the Offer expires (including any extension period). See Section 4 of this Offer to Purchase.

 How Do I Withdraw Tendered Shares?

A notice of withdrawal of tendered Shares must be timely received by the Depositary, which notice specifies the name of the Stockholder who tendered the Shares, the number of Shares being withdrawn (which must be all of the Shares tendered) and, with respect to share certificates representing tendered Shares that have been delivered or otherwise identified to the Depositary, the name of the registered owner of such Shares if different from the person who tendered the Shares. See Section 4 of this Offer to Purchase.

 May I Place Any Conditions On My Tender Of Shares?

No.

 Is There A Limit On The Number Of Shares I May Tender?

No. See Section 1 of this Offer to Purchase.

 What If More Than 1,250,000 Shares Are Tendered (And Not Timely Withdrawn)?

In accordance with the rules of the Securities and Exchange Commission (the “Commission”), the Fund may purchase additional Shares not to exceed 2% of the outstanding Shares (approximately 254,259 Shares) without amending or extending the Offer. In the event that the Offer is oversubscribed, the Board of Directors, in its sole discretion, may (i) purchase all of the Shares tendered, including Shares in excess of the limitation, by amending or extending the Offer, or (ii) purchase Shares pro rata among tendering Stockholders in proportion to the number of Shares tendered to the Fund by each such Stockholder.

 If I Decide Not To Tender, How Will The Tender Offer Affect The Shares I Hold?

Your percentage ownership interest in the Fund will increase after completion of the Offer. See Section 6 of this Offer to Purchase.

 Does The Fund Have The Financial Resources To Make Payment?

Yes. The Fund has the financial resources to make payments from its cash and cash equivalents on hand. See Section 5 of this Offer to Purchase.

 If Shares I Tender Are Accepted By The Fund, When Will Payment Be Made?

It is contemplated that payment for tendered Shares, if accepted, will be made as soon as reasonably practicable after the termination date of the Offer.

 Is My Sale Of Shares In The Tender Offer A Taxable Transaction?

For most Stockholders, yes. It is expected that all U.S. Stockholders, other than those who are tax-exempt, who sell Shares in the tender offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted basis in those Shares. It is possible, however, that for U.S. federal income tax purposes a Stockholder, other than a tax-exempt Stockholder, may be taxed on the entire amount paid to such Stockholder as if it were a dividend. See Section 8 of this Offer to Purchase for details, including the nature of any income or loss and the differing rules for U.S. and non-U.S. Stockholders. Please consult your tax advisor as well.

 Is The Fund Required To Complete The Tender Offer And Purchase All Shares Tendered Up To The Maximum Of The Offer?

Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to purchase any Shares tendered as described in Section 13 of this Offer to Purchase.

 Is There Any Reason Shares Tendered Would Not Be Accepted?

In addition to those circumstances described in Section 13 of this Offer to Purchase in which the Fund is not required to accept tendered Shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).

 How Will Tendered Shares Be Accepted For Payment?

Properly tendered Shares, up to the number tendered for, will be accepted for payment by a determination of the Fund followed by notice of acceptance to the Depositary, which Depositary will make payment as directed by the Fund with funds to be deposited with it by the Fund. See Section 2 of this Offer to Purchase.

 What Action Need I Take If I Decide Not To Tender My Shares?

None.

 Does Management Encourage Stockholders To Participate In The Tender Offer?

None of the Fund, its Board of Directors or the Fund’s investment adviser, Bulldog Investors, LLP, is making any recommendation to tender or not to tender Shares in the tender offer. See Section 11 of this Offer to Purchase.

 How Do I Obtain Additional Information?

Questions and requests for assistance should be directed to the Administrator at (414) 765-4255. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer documents should also be directed to the Administrator. If you do not hold certificates for your Shares or if you are not the record holder of your Shares, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

TO ALL STOCKHOLDERS
OF
SPECIAL OPPORTUNITIES FUND, INC.

1.	Purchase Price; Number of Shares; Termination Date.

The Fund, a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, diversified management investment company, hereby offers to purchase (the “Offer”) up to 1,250,000 of the Fund’s outstanding shares of common stock, par value $0.001 per share (the “Shares”), or approximately 10% of its outstanding Shares (the “Offer Amount”) at a price (the “Purchase Price”) per share, net to the seller in cash, equal to 97% of the net asset value in U.S. Dollars (the “NAV”) per Share as of the close of regular trading on the New York Stock Exchange (the “NYSE”) on April 1, 2022, or such later date to which the Offer is extended, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the “Offer”). In accordance with the rules of the Commission, the Fund may purchase additional Shares not to exceed 2% of the outstanding Shares (approximately 254,259 Shares) without amending or extending the Offer. The Fund is mailing materials for the Offer to record holders, as of March 8, 2022, on or about March 9, 2022.

THIS OFFER IS BEING MADE TO ALL STOCKHOLDERS OF THE FUND AND IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. IN THE EVENT THAT THE OFFER IS OVERSUBSCRIBED, THE BOARD OF DIRECTORS, IN ITS SOLE DISCRETION, MAY (I) PURCHASE ALL OF THE SHARES TENDERED, INCLUDING SHARES IN EXCESS OF THE LIMITATION, BY AMENDING OR EXTENDING THE OFFER, OR (II) PURCHASE SHARES PRO RATA AMONG TENDERING STOCKHOLDERS IN PROPORTION TO THE NUMBER OF SHARES TENDERED TO THE FUND BY EACH SUCH STOCKHOLDER.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND.

As of February 22, 2022, there were 12,712,964 Shares issued and outstanding, and the NAV was $15.74 per Share. Stockholders may contact the Fund directly at its toll free number, (877) 607-0414, to obtain current NAV quotations for the Shares.

Any Shares acquired by the Fund pursuant to the Offer shall constitute authorized but unissued Shares and therefore will be available for issuance by the Fund without further Stockholder action (except as required by applicable law). Tendering Stockholders may be obligated to pay brokerage fees or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund. Stockholders may also be subject to other transaction costs, as described below.

Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment, and pay for, up to 1,250,000 of the Fund’s outstanding Shares, validly tendered on or prior to 5:00 p.m., New York City time, on April 1, 2022, or such later date to which the Offer is extended (the “Termination Date”) and not withdrawn as permitted by Section 4.

If the number of Shares properly tendered and not withdrawn prior to the Termination Date is less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Shares so tendered. A Stockholder may tender some or all of the Shares owned by such Stockholder.

In accordance with the rules of the Commission, the Fund may purchase additional Shares not to exceed 2% of the outstanding Shares (approximately 254,259 Shares) without amending or extending the Offer. In the event that the Offer is oversubscribed, the Board of Directors, in its sole discretion, may (i) purchase all of the Shares tendered, including Shares in excess of the limitation, by amending or extending the Offer or (ii) purchase Shares pro rata among tendering Stockholders in proportion to the number of Shares tendered to the Fund by each such Stockholder.

If a Stockholder decides against continuing to own Shares of the Fund, consideration should be given to the relative benefits and costs of tendering Shares at 97% of NAV pursuant to the Offer versus selling Shares at the market price with the associated transaction costs and risks.

The Board of Directors expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date. If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw his or her Shares.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered Shares promptly after the termination or withdrawal of the Offer. Any extension, delay or termination will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Termination Date.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer, the Fund will, as soon as reasonably practicable after the Termination Date, accept for payment, and will pay for, Shares validly tendered on or before the Termination Date and not properly withdrawn in accordance with Section 4 of this Offer to Purchase. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (unless such Shares are held in uncertificated form), a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Shares, in order to comply, in whole or in part, with any applicable law.

For purposes of the Offer, the Fund will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for the tendering Stockholders for purpose of receiving payments from the Fund and transmitting such payments to the tendering Stockholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or are not paid because of an invalid tender, (i) certificates for such unpurchased Shares will be returned, without expense to the tendering Stockholder, as soon as practicable following expiration or termination of the Offer and (ii) Shares delivered pursuant to the Book-Entry Delivery Procedure (as defined in Section 3 below) will be credited to the appropriate account maintained within the appropriate Book-Entry Transfer Facility (as defined in Section 3 below).

The Fund will no longer issue certificates for Shares. If certificates are submitted for more Shares than are tendered, the remainder will be issued in book-entry form by credit to an account maintained by the Book-Entry Transfer Facility in the name(s) of the registered holder(s).

If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn unless and except to the extent tendering Stockholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase.

The purchase price of the Shares will equal 97% of their NAV as of the close of regular trading on the NYSE on April 1, 2022, or such later date to which the Offer is extended (the “Pricing Date”). Tendering Stockholders may be required to pay brokerage fees to a broker, dealer, commercial bank, trust company or other nominee with respect to the tender of their Shares. Under the circumstances set forth in Instruction 6 of the Letter of Transmittal, Stockholders may be subject to transfer taxes on the purchase of Shares by the Fund.

The Fund normally publishes the NAV of its Shares on each Friday and the last business day of each month at the close of regular trading on the NYSE. On February 22, 2022, the NAV was $15.74 per Share. The Shares are traded on the NYSE under the stock symbol “SPE.” On February 22, 2022, the last sales price at the close of regular trading on the NYSE was $14.04 per Share, representing a 10.8% discount from NAV. The NAV of the Fund’s Shares will be available daily through the Termination Date, through the Fund’s toll free number at (877) 607-0414.

3.	Procedure for Tendering Shares.

Stockholders having Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such firm if they desire to tender their Shares. For a Stockholder to validly tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, including any required U.S. tax information, must be transmitted to and received by the Depositary at the address set forth on the last page of this Offer to Purchase or, in the case of shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee book-entry transfer, an Agent’s Message (as defined below), must be received by the Depositary at the address set forth on the last page of this Offer to Purchase prior to the Termination Date and, (ii) either the certificate for Shares must be transmitted to and received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase or the tendering Stockholder must comply with the Book-Entry Delivery Procedure set forth in this Section 3, prior to the Termination Date.

Signatures on Letters of Transmittal must be guaranteed by a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a Stock Transfer Association approved medallion program (such as STAMP, SEMP or MSP) (each, an “Eligible Institution”) unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered, including those Stockholders who are participants in a Book-Entry Transfer Facility and whose name appears on a security position listing as the owner of the Shares, but excluding those registered Stockholders who have completed either the Special Payment Instructions box or the Special Delivery Instructions box on the Letter of Transmittal, or (ii) such Shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal for further information.

The term “Agent’s Message” means a message transmitted by a Book-Entry Transfer Facility (as defined below) to, and received by, the Depositary and forming a part of a Book-Entry Delivery Procedure (as defined below), which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility that submitted the Shares for tender that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Fund may enforce such agreement against such participant.

All questions as to the validity, form, eligibility (including time of receipt), payment and acceptance for payment of any tender of Shares will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any and all tenders of Shares it determines not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Fund, its Board of Directors, Bulldog Investors, LLP (the “Investment Adviser”), the Administrator or the Depositary, nor any other person, shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give any such notification. The Fund’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made, in all cases, only after timely receipt of (i) certificates for such Shares by the Depositary or book-entry confirmation of delivery of such Shares to the account of the Depositary, (ii) a properly completed and duly executed Letter of Transmittal for such Shares, and (iii) any other documents required by the Letter of Transmittal. The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the tendering Stockholder and the Fund upon the terms and subject to the conditions of the Offer.

THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF EACH TENDERING STOCKHOLDER.

Book-Entry Delivery Procedure: The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer. Any financial institution that is a participant in any of the Book-Entry Transfer Facility’s systems may make delivery of tendered Shares by (i) causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with such Book-Entry Transfer Facility’s procedure for such transfer and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary (the “Book-Entry Delivery Procedure”).

The Book-Entry Transfer Facility may charge the account of such financial institution for tendering Shares on behalf of Stockholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this Book-Entry Delivery Procedure, the Letter of Transmittal, with signature guarantee, if required, and all other documents required by the Letter of Transmittal must be transmitted to and received by the Depositary at the appropriate address set forth on the last page of this Offer to Purchase before the Termination Date. Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary for purposes of this Offer.

NEITHER THE FUND, NOR ITS BOARD, NOR THE ADVISER NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

To prevent the imposition of U.S. federal backup withholding tax equal to 24% of the gross payments made pursuant to the Offer, prior to receiving such payments, each Stockholder accepting the Offer who has not previously submitted to the Fund a correct, completed and signed Internal Revenue Service (“IRS”) Form W-9 (“Form W-9”) (for U.S. Stockholders) or IRS Form W-8BEN (“Form W-8BEN”), IRS Form W-8BEN-E (“Form W-8BEN-E”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), or successor forms thereto, or other applicable form (for Non-U.S. Stockholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Fund. See Section 8 of this Offer to Purchase.

For this purpose and as used herein, a “U.S. Stockholder” is, in general, a stockholder that is (i) an individual who, for U.S. federal income tax purposes, is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, or any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of the source of such income or (iv) a trust (A) subject to the control of one or more U.S. persons and the primary supervision of a court in the United States, or (B) that existed on August 20, 1996 and has made a valid election (under applicable U.S. treaty regulations) to be treated as a domestic trust. A “Non-U.S. Stockholder” is any stockholder other than a U.S. Stockholder.

4.	Rights of Withdrawal.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Termination Date. After the Termination Date, all tenders made pursuant to the Offer are irrevocable.

To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who executed the particular Letter of Transmittal, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary. If Shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 3 of this Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares (which must be the same name, number, and Book-Entry Transfer Facility from which the Shares were tendered), and must comply with the procedures of the Book-Entry Transfer Facility.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Fund, in its sole discretion, which determination shall be final and binding. None of the Fund, the Investment Adviser, the Administrator, the Depositary, nor any other person shall be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor shall any of the foregoing incur any liability for failure to give such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in Section 3 of this Offer to Purchase at any time prior to the Termination Date.

If the Fund is delayed in its acceptance for payment of Shares, or it is unable to accept for payment Shares tendered pursuant to the Offer, for any reason, then, without prejudice to the Fund’s rights under this Offer, the Depositary may, on behalf of the Fund, retain tendered Shares, and such Shares may not be withdrawn except (i) to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4 or (ii) after forty business days from the commencement of the Offer.

Shares may be submitted again after a withdrawal has been made if the necessary documents and procedures for the submission of Shares for participation in the Offer are followed as described in this Offer to Purchase.

5.	Source and Amount of Funds; Effect of the Offer.

The total cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share on the Pricing Date. If the NAV per Share on the Pricing Date were the same as the NAV per Share on February 22, 2022, and if Stockholders tendered 1,2500,000 Shares pursuant to the Offer, the estimated payments by the Fund to the Stockholders would be approximately $15.27 per Share for an aggregate of $19,087,500. See the Pro Forma Capitalization table below.

The Fund has the financial resources to make payment for tendered Shares from its cash and cash equivalents on hand, and therefore, will not borrow monies to finance the tender offer.

THE OFFER MIGHT HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING STOCKHOLDERS, INCLUDING, BUT NOT LIMITED TO, THE FUND HAVING LESS NET ASSETS FOLLOWING THE OFFERING, WHICH COULD AFFECT THE FUND’S ABILITY TO SATISFY ITS DIVIDEND AND/OR DISTRIBUTION OBLIGATIONS TO ITS COMMON AND PREFERRED STOCKHOLDERS.

On January 21, 2022, the Fund completed a rights offering that issued to its common stockholders of record as of December 20, 2021 one transferable right for every five shares of common stock held (rounded up for fractional rights) entitling the holders of such rights to purchase shares of a newly issued class of convertible preferred stock at $25.00 per share.  A total of 2,334,954 shares were issued for which the Fund received a total of $58,373,850.  The Board of Directors has stated that it intends to use approximately one-third of the net proceeds raised in the rights offering to fund the Offer.

The Fund will pay for tendered Shares it accepts for payment reasonably promptly after the Pricing Date of this Offer. Because the Fund will not know the number of Shares tendered until the Termination Date, the Fund will not know until the Termination Date the amount of cash required to pay for such Shares. If on or prior to the Termination Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

Tax Consequences of Repurchases to Stockholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering Stockholders.  It is not expected that there will be any tax consequences for non-tendering Stockholders. See Section 8 of this Offer to Purchase.

Higher Expense Ratio and Less Investment Flexibility. If the Fund purchases Shares pursuant to the Offer, the net assets of the Fund will be reduced accordingly. The reduced net assets of the Fund as a result of the Offer would result in a higher expense ratio for the Fund and possibly in less investment flexibility for the Fund, depending on the number of Shares purchased (and the amount of the resulting decrease in the Fund’s net assets).  The Shares purchased by the Fund pursuant to this Offer to Purchase are expected to be held in treasury.

Pro Forma Effects on Capitalization. The following table sets forth the net assets of the Fund as of February 22, 2022, adjusted to give effect to the Offer (excluding expenses and assuming the Fund repurchases 1,250,000 of its outstanding Shares):

PRO FORMA CAPITALIZATION (1)

	As of February 22, 2022	Adjustment For Purchase at $15.27 Per Share (2)	Pro Forma As Adjusted
Total Net Assets	$200,047,110	$(19,087,500)	$180,959,610

Total Assets	$261,871,772	$ (19,087,500)	$242,784,272

Shares Outstanding	12,712,964	(1,250,000)	11,462,964

NAV Per Share (3)	$15.74	$15.27	$15.79
____________________________
(1)           This table assumes purchase by the Fund of 1,250,000 of the Fund’s outstanding Shares as of February 22, 2022.

(2)           This amount represents 97% of the Fund’s NAV as determined on February 22, 2022.  Shares tendered pursuant to the Offer will be purchased at 97% of the Fund’s NAV on the Pricing Date, which may be more or less than $15.74 per Share, and the Pro Forma NAV per Share also may be more or less than that shown above.

(3)           The NAV per Share of the Fund is normally published on each Friday that the NYSE is open and the last business day of each month, as of the close of regular trading on the NYSE, and is determined by dividing the total net assets of the Fund by the number of Shares outstanding. The NAV will also be published as of the close of regular trading on the NYSE on the Termination Date.  The Pro Forma As Adjusted NAV Per Share may be more or less than that shown above.

6.	Purpose of the Offer; Plans or Proposals of the Fund.

At a meeting held on February 22, 2022, the Board of Directors considered and approved the Offer.  In determining to approve the Offer, the Board of Directors considered that it had made a commitment in connection with the Fund’s recent preferred stock rights offering to consider using approximately one-third of the net proceeds raised in the rights offering to fund a self-tender offer for Shares if the preferred stock rights offering was fully subscribed and if, within the 30-day period following the expiration date of the preferred stock rights offering, the closing market price of the Shares was less than 94% of NAV per Share for three consecutive days.  The Board of Directors considered that the Shares consistently traded at less than 94% of NAV per Share after the expiration date of the preferred rights offering.  The Board of Directors, at such meeting, determined to institute a tender offer for up to 1,250,000 of the Fund’s outstanding Shares at a price equal to 97% of the Fund’s NAV at the termination of the Offer. In addition, the Board determined that, in accordance with the rules of the Commission, the Fund may purchase additional Shares not to exceed 2% of the outstanding Shares (approximately 254,259 Shares) without amending or extending the Offer. The Board determined further that in the event that the Offer is oversubscribed, the Board, it its sole discretion, may determine to (i) purchase all of the Shares tendered, including Shares in excess of the limitation, by amending or extending the Offer, or (ii) purchase Shares pro rata among tendering Stockholders in proportion to the number of Shares tendered to the Fund by each such Stockholder.

Except as otherwise disclosed in this Offer or in the Fund’s filings with the Commission, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (b) other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund; (c) any further material change in the Fund’s present dividend rate or policy, or indebtedness or capitalization of the Fund; (d) any change in the composition of the Board of Directors or management of the Fund, including, but not limited to, any plans or proposals to change the number or the term of members of the Board of Directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; (e) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) any class of the Fund’s equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a registered national securities association; (g) any class of the Fund’s equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Fund’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) the acquisition by any person of Shares, or the disposition of Shares; or (j) any changes in the Fund’s articles, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

Any Shares acquired by the Fund pursuant to the Offer shall constitute authorized but unissued Shares and, therefore, will be available for issuance by the Fund without further Stockholder action (except as required by applicable law or the rules of national securities exchanges on which the Shares are listed).

NONE OF THE FUND, ITS BOARD OF DIRECTORS, NOR THE INVESTMENT ADVISER MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OF SUCH STOCKHOLDER’S SHARES, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES.

7.	NAV and Market Price Range of Shares; Dividends.

The Shares are traded on the NYSE. During each fiscal quarter of the Fund during the past two fiscal years and for the current fiscal year, the Fund’s NAV (as of the last day of such fiscal quarter), and the High and Low NYSE market price per Share (as of the last day of such fiscal quarter) were as follows:

Fiscal Period Ended
	Market Price
	High	Low	NAV
March 31, 2020	$9.83	$9.41	$10.58
June 30, 2020	$11.32	$11.23	$12.98
September 30, 2020	$12.54	$12.33	$13.68
December 31, 2020	$14.17	$14.04	$16.13
March 31, 2021	$14.72	$14.66	$17.52
June 30, 2021	$15.24	$15.15	$17.25
September 30, 2021	$15.80	$15.37	$16.59
December 31, 2021	$15.50	$15.26	$16.55

8.	Certain United States Federal Income Tax Consequences.

The following discussion is a general summary of the federal income tax consequences of a sale of Shares pursuant to the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (“Code”), applicable U.S. Treasury regulations promulgated thereunder, rulings and administrative pronouncements and judicial decisions, each as in effect as of the date of this Offer to Purchase and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought, nor will we seek, any ruling from the IRS, or other tax authority, with respect to the statements made and the conclusions reached in this discussion. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary addresses only Shares held as capital assets and does not address certain tax consequences that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including Stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, pension plans and trusts, holders who hold the Shares as part of a hedge or straddle, and financial institutions. This summary does not address all of the tax consequences that may be relevant to Stockholders in light of their particular circumstances. In addition, this summary does not address (a) any state, local or foreign tax considerations or any non-income tax consequences (e.g., estate and gift tax consequences) that may be relevant to a Stockholder’s decision to tender Shares pursuant to the Offer; or (b) any tax consequences to partnerships or entities classified as partnerships for U.S. federal income tax purposes (or their partners or members) tendering Shares pursuant to the Offer. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Stockholders should consult their own tax advisers regarding the tax consequences of a sale of Shares pursuant to the Offer, as well as the effects of state and local or foreign tax laws.

U.S. Stockholders. The sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend.” Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the receipt of cash: (a) results in a “complete termination” of the stockholder’s interest in the Fund, (b) is “substantially disproportionate” with respect to the stockholder or (c) is “not essentially equivalent to a dividend” with respect to the stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. Under the constructive ownership rules of Section 318 of the Code, a U.S. Stockholder will be considered to own those Shares owned, directly or indirectly, by certain members of the U.S. Stockholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Stockholder has an equity interest.

•
Substantially Disproportionate. An exchange of Shares for cash pursuant to the Offer will be “substantially disproportionate” with respect to a U.S. Stockholder if the percentage of outstanding Shares of the Company actually and constructively owned by the U.S. Stockholder immediately following the exchange of Shares for cash pursuant to the Offer (treating all the Shares acquired by us pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding Shares of the Fund actually and constructively owned by the U.S. Stockholder immediately before the exchange (treating as outstanding all the Shares purchased in the Offer from the particular U.S. Stockholder and all other stockholders). In no event will the exchange of Shares for cash pursuant to the Offer be substantially disproportionate with respect to a U.S. Stockholder that owns 50% or more of the combined voting power of the Fund immediately following the exchange of Shares for cash pursuant to the Offer.

•
Complete Termination. An exchange of Shares for cash pursuant to the Offer will result in a “complete termination” of a U.S. Stockholder’s equity interest in the Fund if either (a) all of the stock of the Fund (including the Shares and other stock) actually and constructively owned by the U.S. Stockholder is exchanged for cash pursuant to the Offer or (b) all of the stock of the Fund (including the Shares and other stock) actually owned by the U.S. Stockholder is exchanged for cash pursuant to the Offer and the U.S. Stockholder is eligible to waive, and effectively waives, the attribution of the Fund’s stock constructively owned by the U.S. Stockholder in accordance with the procedures described in Section 302(c)(2) of the Code. U.S. Stockholders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of such a waiver.

•
Not Essentially Equivalent to a Dividend. An exchange of Shares for cash pursuant to the Offer will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Stockholder if it results in a “meaningful reduction” in the U.S. Stockholder’s interest in the Fund. Whether a U.S. Stockholder meets this test will depend on the U.S. Stockholder’s particular facts and circumstances. Generally, even a small reduction in the percentage interest (by vote and value) of a U.S. Stockholder who is a minority stockholder and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. Stockholders should consult their tax advisers as to the application of this test to their particular circumstances. In particular, depending on the total number of shares exchanged pursuant to the Offer, it is possible that an exchanging stockholder’s percentage interest in the Fund could increase even though the total number of shares of our stock beneficially owned by such stockholder decreases.

Contemporaneous dispositions or acquisitions of Shares of the Fund by a U.S. Stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the above three tests has been satisfied. Although it is generally anticipated that most Stockholders who tender shares would satisfy one of these three tests for “sale or exchange” treatment, stockholders should consult their own tax advisers to determine if any of these tests would be satisfied in light of their own unique circumstances. If any of these three tests for “sale or exchange” treatment is met, a Stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the Stockholder’s adjusted tax basis of the Shares sold. Generally, a Stockholder’s adjusted tax basis for the Shares will be equal to the cost of the Shares to the Stockholder. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the Stockholder held the Shares that were sold for more than one year as of the date we are treated as purchasing the Shares in the Offer. The maximum long-term capital gains rate applicable to non-corporate stockholders is generally 20%. A Stockholder’s ability to deduct capital losses may be limited. Under the “wash sale” rules of the Code, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a Stockholder acquires substantially identical Shares within 30 days before or after the date the Shares are purchased by the Fund pursuant to the Offer. In that event, the tax basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. Additionally, any loss realized upon a taxable disposition of Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gains dividends received by the Stockholder (or amounts credited to the Stockholder as undistributed capital gains) with respect to such Shares.

If none of the tests set forth in Section 302(b) of the Code is met, amounts received by a Stockholder who sells Shares pursuant to the Offer will be taxable to the Stockholder as a “dividend” to the extent of such Stockholder’s allocable share of the Fund’s current or accumulated earnings and profits. The excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of and in reduction of the Stockholder’s tax basis in the Shares sold pursuant to the Offer). Any amounts received in excess of the Stockholder’s tax basis in such case will be treated as gain from a “sale or exchange” of such Shares taxable as discussed in the preceding paragraph. If the amounts received by a tendering Stockholder are treated as a “dividend,” the tax basis in the Shares tendered to the Fund will be transferred to any remaining Shares held by such stockholder. If, however, the Stockholder has no remaining Shares, such basis may, under certain circumstances, be transferred to a related person, or it may be lost entirely.

In addition, if a tender of Shares is treated as a “dividend” to a tendering stockholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to a stockholder whose proportionate interest in the earnings and profits or assets of the Fund has been increased by such tender. Stockholders are urged to consult their own tax advisers regarding the possibility of deemed distributions resulting from the purchase of Shares pursuant to the Offer.

Gain on the sale of Shares by a U.S. Stockholder under the Offer (and amounts received by a U.S. Stockholder who sells Shares pursuant to the Offer that are taxable as dividends, if any) may be subject to the “net investment income tax.” The net investment income tax is imposed on individuals at a rate of 3.8% on the lesser of (i) the individual’s “net investment income,” which generally includes net income from interest, dividends, annuities, royalties, and rents, and net capital gains (other than certain amounts earned from trades or businesses) for the taxable year or (ii) the excess of the individuals modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status).

The Fund (or the applicable withholding agent) may be required to withhold backup withholding (currently at a 24% rate) from the gross proceeds paid to a U.S. Stockholder or other payee pursuant to the Offer unless the U.S. Stockholder has completed and submitted to the Fund a Form W-9 (or Substitute Form W-9), providing the U.S. Stockholder’s employer identification number or social security number as applicable, and certifying under penalties of perjury that such number is correct. A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. Stockholders.

Non-U.S. Stockholders. The U.S. federal income taxation of a Non-U.S. Stockholder on a sale of Shares pursuant to the Offer depends on whether this transaction is “effectively connected” with a trade or business carried on in the U.S. by the Non-U.S. Stockholder (and if an income tax treaty applies, on whether the Non-U.S. Stockholder maintains a U.S. permanent establishment) as well as the tax characterization of the transaction as either a sale of the Shares or a dividend distribution by the Fund, as discussed above for U.S. Stockholders. If the sale of Shares pursuant to the Offer is not so effectively connected (or, if an income tax treaty applies, the Non-U.S. Stockholder does not maintain a U.S. permanent establishment) and if, as anticipated for U.S. Stockholders, it gives rise to gain or loss rather than dividend treatment, any gain realized by a Non-U.S. Stockholder upon the tender of Shares pursuant to the Offer generally will not be subject to U.S. federal income tax or to any U.S. tax withholding; provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the Non-U.S. Stockholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, Non-U.S. Stockholders are deemed, for the reasons described above in respect of U.S. Stockholders, to receive a dividend distribution from the Fund with respect to Shares they tender, the portion of the distribution treated as a dividend to the Non-U.S. Stockholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder (or, if an income tax treaty applies, the Non-U.S. Stockholder does not maintain a U.S. permanent establishment). The amount of the dividend subject to withholding tax generally would not include any portion of such dividend properly reported as a capital gain dividend, an interest-related dividend, or short-term capital gain dividend. Non-U.S. Stockholders subject to dividend treatment with respect to the tender should contact their own tax advisors to discuss the consequence and status of this provision.

If the amount realized on the tender of Shares by a Non-U.S. Stockholder is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Stockholder (and, if an income tax treaty applies, the Non-U.S. Stockholder maintains a U.S. permanent establishment), regardless of whether the tender is characterized as a sale or as giving rise to a dividend distribution from the Fund for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner discussed above as if the Shares involved were tendered by a U.S. Stockholder.

Any dividends received by a corporate Non-U.S. Stockholder that are effectively connected with a U.S. trade or business in which the corporate stockholder is engaged (and if an income tax treaty applies, are attributable to a U.S. permanent establishment maintained by the corporate Non-U.S. Stockholder) also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Non-U.S. Stockholders should provide the Fund with a properly completed Form W-8BEN, W-8BEN-E, Form W-8IMY, Form W-8ECI or other applicable form in order to avoid backup withholding on the cash they receive from the Fund regardless of how they are taxed with respect to their tender of the Shares involved.

Under legislation commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA,” a 30% withholding tax is imposed on payments of certain types of income to foreign financial institutions (“FFIs”) unless such FFIs either (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement (“IGA”) with the United States to provide such information and is in compliance with the terms of such IGA and any legislation or regulatory actions implementing such IGA. The types of income subject to the tax include, among other things, U.S. source dividends. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, this legislation also imposes a 30% withholding on payments to passive foreign entities that are not financial institutions unless the foreign entity certifies that it does not have a 10% or greater U.S. owner or provides the withholding agent with identifying information on each 10% or greater U.S. owner. Depending on the status of a Non-U.S. Stockholder and the status of the intermediaries through which they hold their Shares, Non-U.S. Stockholders could be subject to this 30% withholding tax with respect to portion of any redemption proceeds treated as a dividend.

While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of Shares on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

The tax discussion set forth above is included for general information only. Each Stockholder is urged to consult such Stockholder’s own tax adviser to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

9.	Financial Statements.

Financial statements have not been included since the consideration offered to Stockholders consists solely of cash; the Offer is not subject to any financing condition; and the Fund is a public reporting company under Section 13(a) of the Exchange Act, and files its reports electronically on the EDGAR system.

10.	Certain Information Concerning the Fund and the Fund’s Investment Adviser.

The Fund is a closed-end, diversified management investment company organized as a Maryland corporation. The Shares were first issued to the public in June of 1993. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a Stockholder and does not continuously offer its Shares for sale to the public.

The Fund investment objective is total return. The investment objective is not fundamental and may be changed by the Board with 60 days’ notice to stockholders. To achieve the objective, the Fund invests primarily in securities the Adviser believes have opportunities for appreciation. The Fund may employ strategies designed to capture price movements generated by anticipated corporate events such as investing in companies involved in special situations, including, but not limited to, mergers, acquisitions, asset sales, spin-offs, balance sheet restructuring, bankruptcy, liquidations and tender offers. In addition, the Fund may employ strategies designed to invest in the debt, equity, or trade claims of companies in financial distress when the Advisor perceives a mispricing. Furthermore, the Fund may invest both long and short in related securities or other instruments in an effort to take advantage of perceived discrepancies in the market prices for such securities, including long and short positions in securities involved in an announced merger or acquisition. Securities which the Adviser identifies include closed-end investment companies with opportunities for appreciation, including funds that trade at a market price discount from their NAV. In addition to the foregoing, the Adviser seeks out other opportunities in the market that have attractive risk reward characteristics for the Fund.

The principal executive offices and business address of the Fund are located at 615 East Michigan Street, Milwaukee, Wisconsin 53202. The Fund’s business telephone number is (877) 607-0414.

Bulldog Investors, LLP is the Fund’s investment adviser (the “Investment Adviser”). The Investment Adviser is a company with limited liability organized under the laws of Delaware and a registered investment adviser under the 1940 Act. The Investment Adviser was formed on August 27, 2009 for the purpose of providing investment advisory and management services to investment companies.  The principal business address of the Investment Adviser is Park 80 West, 250 Pehle Avenue, Suite 708, Saddle Brook, New Jersey 07663.

On January 21, 2022, the Fund completed a rights offering that issued to its common stockholders of record as of December 20, 2021 one transferable right for every five shares of common stock held (rounded up for fractional rights) entitling the holders of such rights to purchase shares of a newly issued class of convertible preferred stock at $25.00 per share.  A total of 2,334,954 shares were issued for which the Fund received a total of $58,373,850.  The Board of Directors stated that it intends to use approximately one-third of the net proceeds raised in the rights offering to fund a self-tender offer for shares of the Fund’s common stock if the rights offering was fully subscribed and if, within the 30-day period commencing on day following the expiration date, the closing market price for such Shares was less than 94% of the Fund’s NAV per Share for three consecutive days.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the Commission in connection with the Offer. Such reports and other information should be available for inspection at the public reference room at the Commission’s office, 100 F Street, N.E., Washington, D.C. The Fund’s filings are also available to the public on the Commission’s internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the Commission’s customary charges, or by writing to 100 F Street, N.E., Washington, D.C. 20549.

11.	Interest of Directors and Officers; Transactions and Arrangements Concerning the Shares.

The directors and officers of the Fund, whose address is in care of the Fund at 615 East Michigan Street, Milwaukee, Wisconsin 53202, are set forth in the table below:

NAME	POSITION
Andrew Dakos	Director and President
Phillip Goldstein	Director, Chairman and Secretary
Gerald Hellerman*	Independent Director
Marc Lunder	Independent Director
Ben H. Harris	Independent Director
Charles C. Walden	Independent Director
Stephanie Darling	Chief Compliance Officer
Rajeev Das	Vice President
Thomas Antonucci	Chief Financial Officer and Treasurer

* Mr. Hellerman was considered an “interested person” of the Fund within the meaning of the 1940 Act for the period prior to March 31, 2020 because he served as the Fund’s Chief Compliance Officer. Mr. Hellerman is not affiliated with Bulldog Investors, LLP. Beginning April 1, 2020, Mr. Hellerman is no longer considered an “interested person” of the Fund.

The number and percentage of outstanding Shares beneficially owned by the directors and officers of the Fund as of February 22, 2022 were as follows: Phillip Goldstein — 21,350 Shares (0.17%); Andrew Dakos – 19,339 (0.15%); Ben H. Harris – 14,075 Shares (0.11%); Charles C. Walden – 30,285 Shares (0.24%); Gerald Hellerman – 43,317 Shares (0.34%); Rajeev Das — 3,096 Shares (0.02%); Marc Lunder – 9,459 Shares (0.07%); Thomas Antonucci – 0 Shares (0%); and Stephanie Darling – 0 Shares (0%). To the best of the Fund’s knowledge, none of the Fund’s officers or directors, or associates of any of the foregoing, has effected any transaction in Shares during the past 60 business days, except as set forth below.

Name	Date	Type	Amount of Shares	Price Per Share
Phillip Goldstein	02/07/2022	Open Market Purchase	2,000	$14.755
Gerald Hellerman	01/26/2022	Open Market Purchase	285	$14.72
	01/26/2022	Open Market Purchase	785	$14.63
	01/28/2022	Open Market Purchase	68	$14.59
	01/28/2022	Open Market Purchase	532	$14.50

None of the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s officers or directors is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.	Certain Legal Matters; Regulatory Approvals.

The Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 13 of this Offer to Purchase.

13.	Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, including if more than 1,250,000 Shares are tendered, the Fund shall not be required to accept for payment or pay for any Shares, may postpone the acceptance for payment of, or payment for, tendered Shares, and may, in its reasonable discretion, terminate or amend the Offer as to any Shares not then paid for if (1) such transactions, if consummated, would (a) result in delisting of the Fund’s common stock from the NYSE or (b) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund subject to U.S. federal (and possibly certain state and local) income taxes on all of its income and gains in addition to the taxation of Stockholders who receive distributions from the Fund); (2) there is (a), in the Board of Directors' sole discretion, any material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund, (b) any suspension of or limitation on prices for trading securities  generally on the NYSE or other national securities exchange(s), or the NASDAQ National Market System, (c) any declaration of a banking moratorium by any U.S. federal or state authorities or any suspension of payment by banks in the United States or New York State, (d) any limitation affecting the Fund or the issuers of its portfolio securities imposed by any U.S. federal or state authorities on the extension of credit by lending institutions, (e) any commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (f) in the Board of Directors' judgment, any other event or condition that would have a material adverse effect on the Fund or its Stockholders if tendered Shares were purchased; or (3) the Board of Directors determines that effecting any such transaction would constitute a breach of any of its fiduciary duties owed to the Fund or the Stockholders.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.

A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

If the Offer is suspended or postponed, the Fund will provide notice to Stockholders of such suspension or postponement.

14.	Fees and Expenses.

The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained American Stock Transfer & Trust Company, LLC to act as Depositary. The Depositary will receive reasonable and customary compensation for its services and will also be reimbursed for certain reasonable out-of-pocket expenses.

15.	Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.

16.	Additional Information.

Information concerning our business, including our background, strategy, business, investment portfolio, competition, and personnel, as well as our financial information, is included in:

•	our Annual Report on Form N-CSR for the year ended December 31, 2021, as filed with the Commission on March 3, 2022;

•	our Semi-Annual Report on Form N-CSRS for the six month ended June 30, 2021, as filed with the Commission on September 2, 2021; and

•	our Issuer Tender Offer Statement on Schedule TO as filed with the Commission on March 4, 2022.

Each of the foregoing documents is incorporated by reference herein. We also hereby incorporate by reference additional documents that we may file with the Commission between the date of this Offer and the Termination Date of this Offer. You may inspect and copy these reports, proxy statements and other information, at the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the Commission, which are available on the Commission’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Commission’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

17.	Contacting the Depositary and the Administrator.

The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each Stockholder of the Fund or his or her broker-dealer, commercial bank, trust company or other nominee to the Depositary as set forth below. Facsimile copies of the Letter of Transmittal will be accepted.

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC
For Account Information Call:
Toll Free: 877-248-6417

By Hand or Overnight Delivery:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Any questions or requests for assistance or additional copies of the Offer, the Letter of Transmittal and other documents may be directed to the Administrator at its telephone number and location listed below. Stockholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

Administrator:

U.S. Bank Global Fund Services
777 E Wisconsin Avenue
Milwaukee, WI 53202
Attn:  John Buckel
(414) 765-4255